Exhibit 5.1

November 19, 2012

Eagle Rock Energy Partners, L.P.

Eagle Rock Energy Finance Corp.

1415 Louisiana Street, Suite 2700
Houston, Texas 77002

RE:     Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel for Eagle Rock Energy Partners, L.P., a Delaware limited partnership (the “Partnership”), Eagle Rock Energy Finance Corp., a Delaware corporation (together with the Partnership, the “Issuers”) and certain of the Partnership’s subsidiaries with respect to the preparation of the Registration Statement on Form S-4 (the “Registration Statement”) filed on or about the date hereof with the Securities and Exchange Commission (the “Commission”) in connection with (i) the issuance by the Issuers of up to $250,000,000 aggregate principal amount of their 8 3/8% Senior Notes due 2019 (the “New Notes”) under the Securities Act of 1933, as amended (the “Securities Act”), in exchange for up to $250,000,000 aggregate principal amount of the Issuers’ outstanding 8 3/8% Senior Notes due 2019 (the “Outstanding Notes”) and (ii) the guarantees (the “Guarantees”) of certain subsidiaries of the Partnership listed in the Registration Statement as guarantors (the “Guarantors”) of the Outstanding Notes and the New Notes, all of such subsidiaries being organized under the laws of the State of Delaware or the State of Texas.

The New Notes will be issued under an Indenture, dated as of May 27, 2011 (the “Base Indenture”), among the Issuers, the Guarantors and U.S. Bank National Association, as trustee, as supplemented and amended by the First Supplemental Indenture (herein so called), dated as of June 28, 2011 and the Second Supplemental Indenture (herein so called), dated as of November 19, 2012 (the Base Indenture, as so supplemented and amended, being herein called the “Indenture”).

We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Base Indenture, (iii) the First Supplemental Indenture, (iv) the Second Supplemental Indenture and (v) such other certificates, statutes and other instruments and documents as we considered appropriate for purposes of the opinions hereafter expressed. In connection with this opinion, we have assumed that the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective and the New Notes will be issued and

Vinson & Elkins LLP Attorneys at Law Abu Dhabi Austin Beijing Dallas Dubai Hong Kong Houston London Moscow New York Palo Alto Riyadh Shanghai Tokyo Washington	First City Tower, 1001 Fannin Street, Suite 2500 Houston, TX 77002-6760 Tel 713.758.2222 Fax 713.758.2346 www.velaw.com sold in compliance with applicable federal and state securities laws and in the manner described in the Registration Statement.

Based upon and subject to the foregoing, we are of the opinion that when the New Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture, (i) such New Notes will be legally issued and will constitute valid and binding obligations of the Issuers, enforceable against the Issuers in accordance with their terms and (ii) the Guarantees of the Guarantors will remain the valid and binding obligations of the Guarantors, enforceable against the Guarantors in accordance with their terms, except in each case as such enforcement is subject to any applicable bankruptcy, insolvency, reorganization or other law relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or at law).

We express no opinions concerning (a) the validity or enforceability of any provisions contained in the Indenture or the New Notes that purport to waive or not give effect to rights to notices, defenses, subrogation or other rights or benefits that cannot be effectively waived under applicable law or (b) the enforceability of indemnification provisions to the extent they purport to relate to liabilities resulting from or based upon negligence or any violation of federal or state securities or blue sky laws.

This opinion is limited in all respects to federal laws of the United States, the laws of the State of Texas, the laws of the State of New York, the Delaware Revised Uniform Limited Partnership Act, the Delaware General Corporation Act, the Delaware Limited Liability Company Act and the Constitution of the State of Delaware, as interpreted by the courts of the State of Delaware and of the United States.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the prospectus forming a part of the Registration Statement under the caption “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours,

/s/ Vinson & Elkins L.L.P.